Exhibit 99.1

FOSTER WHEELER REPORTS RESULTS FOR SECOND QUARTER OF 2011

•                  17% increase in net income versus average quarter of 2010

•                  65% increase in EBITDA in Global Power Group versus average quarter of 2010

•                  62% increase in scope revenue in Global Power Group versus average quarter of 2010

•                  Near-record level of scope new orders in Global Power Group

•                  Raising full-year EBITDA margin guidance for Global Power Group

•                  Maintaining full-year EBITDA margin guidance for Global E&C Group

ZUG, SWITZERLAND, August 2, 2011 — Foster Wheeler AG (Nasdaq: FWLT) today reported net income for the second quarter of 2011 of $63.3 million, or $0.52 per diluted share, compared with $58.9 million, or $0.46 per diluted share, in the second quarter of 2010.

Net income in both quarterly periods was impacted by asbestos-related provisions as detailed in an attached table.  Excluding such items from both quarterly periods, net income in the second quarter of 2011 was $65.3 million, or $0.53 per diluted share, compared with $61.2 million, or $0.48 per diluted share, in the year-ago quarter.

For the first six months of 2011, net income was $86.3 million, or $0.70 per diluted share, compared with $130.9 million, or $1.02 per diluted share, for the first six months of 2010.

The following tables present quarterly and average quarterly data, both as reported and as adjusted (as detailed in an attached table).  The company believes that quarterly averages provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

(in millions)	Q2 2011	Qtrly Avg. 2011	Q2 2010	Qtrly Avg. 2010
Net income	$63	$43	$59	$54
Net income, as adjusted	$65	$44	$61	$55

Foster Wheeler’s Interim Chief Executive Officer, Umberto della Sala, said, “The company reported a 17% increase in net income in the second quarter of 2011, relative to the average quarter of 2010.  The results were attributable to the very strong performance of the company’s Global Power Group, which reported sharp increases in scope revenue and scope EBITDA relative to the average quarter of 2010.”

In addition, net income for the second quarter of 2011 was aided by the continued benefit of a favorable effective tax rate.

Global Engineering and Construction (E&C) Group

(in millions)	Q2 2011	Qtrly Avg. 2011	Q2 2010	Qtrly Avg. 2010
New orders booked (FW Scope)	$381	$381	$488	$485
Operating revenues (FW Scope)	$365	$362	$454	$421
Segment EBITDA	$55	$48	$86	$74
EBITDA Margin (FW Scope)	15.0%	13.3%	18.8%	17.6%

•                  EBITDA in the second quarter of 2011 was lower than the average quarter of 2010 due to a reduced volume of work executed, lower margins on scope revenues and costs associated with an unfavorable utilization rate.  On a sequential-quarter basis, EBITDA and EBITDA margin on scope revenue improved from the first-quarter levels of $41.7 million and 11.6%, respectively, due in part to favorable timing and mix of work executed.

•                  Scope operating revenues in the second quarter of 2011 were below the average quarter of 2010, primarily due to a lower volume of work executed.

•                  New orders booked in Foster Wheeler scope in the second quarter of 2011 were below the level of the average quarter of 2010, reflecting the slippage of expected new awards.

Global Power Group (GPG)

(in millions)	Q2 2011	Qtrly Avg. 2011	Q2 2010	Qtrly Avg. 2010
New orders booked (FW Scope)	$574	$358	$162	$298
Operating revenues (FW Scope)	$289	$250	$160	$178
Segment EBITDA	$68	$47	$26	$41
EBITDA Margin (FW Scope)	23.4%	18.9%	16.5%	23.0%

•                  EBITDA in the second quarter of 2011 was 65% above the average quarter of 2010 due to higher scope revenues and margins.  EBITDA during the quarter was aided by lower than expected costs on projects for which the company is providing on-site erection of boilers.  Also contributing to EBITDA in the second quarter of 2011 was an increase in equity earnings from the company’s interest in a power plant in Chile, which benefitted from high electric power rates during the quarter.

•                  Scope new orders in the second quarter reached a near-record level — due mainly to the booking of a contract for what are expected to be the largest and most advanced supercritical CFB (circulating fluidized bed) boilers in the world.

•                  Scope operating revenues in the second quarter of 2011 were 62% above the average quarter of 2010, reflecting the increased volume of boiler work.

In commenting on the market outlook for the company’s two business units, Mr. della Sala said, “Markets seem to be improving for both of our business groups, although the pace of that improvement is slightly better in the power sector.  Even so, all of our end markets remain competitive.”

He added, “We are raising our full-year EBITDA margin guidance for the Global Power Group (GPG) to 17%-19%.  GPG is having a strong year, and we further expect the group’s 2011 revenues to be sharply higher than 2010.  We are closely tracking firm prospects in a number of regions.  However, the timing of award decisions is uncertain, and some of these prospects could slip into 2012, which would likely result in scope backlog at the end of 2011 being roughly comparable with year-end 2010.”

Mr. della Sala continued, “In our Global E&C Group, we are maintaining full-year EBITDA margin guidance of 13%-15%, but we still expect to see quarterly volatility, with the third-quarter margin likely lower than the second quarter.  We expect scope revenues to trend upward in the second half of 2011, but we now believe that full-year scope revenues will likely be essentially flat as compared to full-year 2010.  Based on the expected timing of awards, we expect scope backlog to show growth in 2011 from year-end 2010 levels.”

Share Repurchase Program

The company repurchased 3,855,847 shares during the second quarter of 2011 for approximately $131 million.  As of June 30, 2011, the company had $341 million remaining under its authorized share repurchase program.

Net Income Attributable to Foster Wheeler AG

All references to net income in this news release indicate net income attributable to Foster Wheeler AG.

Calculation of EBITDA

EBITDA is a supplemental financial measure not defined in generally accepted accounting principles, or GAAP.  The company defines EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes, depreciation and amortization.  The company has presented EBITDA because it believes it is an important supplemental measure of operating performance.  Certain covenants under our U.S. senior secured credit agreement use an adjusted form of EBITDA such that in the covenant calculations the EBITDA as presented herein is adjusted for certain unusual and infrequent items specifically excluded in the terms of our U.S. senior secured credit agreement.  The company believes that the line item on its consolidated statement of operations entitled “net income attributable to Foster Wheeler AG” is the most directly comparable GAAP financial measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income attributable to Foster Wheeler AG as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the company, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs.  As EBITDA excludes certain financial information that is included in net income attributable to Foster Wheeler AG, users of this financial information should consider the type of events and transactions that are excluded.

The company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•              It does not include interest expense.  Because the company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the company in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•              It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the company’s operations, any measure that excludes taxes has material limitations; and

•              It does not include depreciation and amortization.  Because the company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations.  Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin

Segment EBITDA margin is calculated by dividing business unit operating revenues in Foster Wheeler Scope into business unit EBITDA.

Foster Wheeler Scope

Foster Wheeler Scope represents that portion of backlog, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

Conference Call Information

Foster Wheeler AG plans to hold a conference call today, Tuesday, August 2, at 4:00 p.m. Central European Time (10:00 a.m. Eastern Daylight Time in the U.S.) to discuss its financial results for the second quarter ended June 30, 2011.

The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its website (www.fwc.com).  To listen to the call by telephone, dial 973-935-8752 (conference I.D. No. 76067274) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company’s website for four weeks following the call.

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs approximately 12,000 talented professionals with specialized expertise dedicated to serving its clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, mining and metals, environmental, pharmaceuticals, biotechnology and healthcare industries.  The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The company is based in Zug, Switzerland, and its operational headquarters office is in Geneva, Switzerland.  For more information about Foster Wheeler, please visit our website at www.fwc.com.

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11-512

Safe Harbor Statement

Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication or the relocation of our principal executive offices to Geneva, Switzerland; the benefits, effects or results of our strategic renewal initiative;  further deterioration in global economic conditions, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power generation industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing global competition, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

Contacts:
Media	Julie Stanisz	908 730-4047	E-mail: julie_stanisz@fwc.com
Investor Relations	Scott Lamb	908 730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730-4000	E-mail: fw@fwc.com

Foster Wheeler AG and Subsidiaries

Consolidated Statement of Operations

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating revenues	$1,183,878	$1,005,496	$2,220,130	$1,951,069
Cost of operating revenues	1,030,266	857,636	1,967,263	1,631,127
Contract profit	153,612	147,860	252,867	319,942

Selling, general and administrative expenses	80,402	69,515	154,243	139,820
Other income, net	(21,390)	(11,419)	(35,656)	(19,751)
Other deductions, net	6,721	8,049	12,838	19,737
Interest income	(4,428)	(2,730)	(7,703)	(5,089)
Interest expense	3,427	4,044	7,306	8,595
Net asbestos-related provision	2,000	2,344	2,400	1,597
Income before income taxes	86,880	78,057	119,439	175,033
Provision for income taxes	19,044	15,409	26,327	37,019
Net income	67,836	62,648	93,112	138,014
Less: Net income attributable to noncontrolling interests	4,527	3,790	6,832	7,096
Net income attributable to Foster Wheeler AG	$63,309	$58,858	$86,280	$130,918

Shares Outstanding:
Weighted-average number of shares outstanding for basic earnings per share	122,331,265	127,519,766	123,499,174	127,497,450

Weighted-average number of shares outstanding for diluted earnings per share	122,847,005	127,879,276	124,136,890	127,859,878

Earnings per share:
Basic	$0.52	$0.46	$0.70	$1.03
Diluted	$0.52	$0.46	$0.70	$1.02

Foster Wheeler AG and Subsidiaries

Consolidated Balance Sheet

(in thousands of dollars)

(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$1,037,233	$1,057,163
Accounts and notes receivable, net:
Trade	530,435	577,400
Other	112,788	96,758
Contracts in process	168,017	165,389
Prepaid, deferred and refundable income taxes	60,312	59,977
Other current assets	45,846	37,813
Total current assets	1,954,631	1,994,500
Land, buildings and equipment, net	370,714	362,087
Restricted cash	41,035	27,502
Notes and accounts receivable — long-term	5,835	2,648
Investments in and advances to unconsolidated affiliates	215,684	217,071
Goodwill	92,860	88,917
Other intangible assets, net	63,593	66,070
Asbestos-related insurance recovery receivable	179,388	194,570
Other assets	106,564	84,078
Deferred tax assets	18,327	23,034
TOTAL ASSETS	$3,048,631	$3,060,477

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$13,435	$11,996
Accounts payable	284,228	239,071
Accrued expenses	203,131	240,894
Billings in excess of costs and estimated earnings on uncompleted contracts	685,037	684,090
Income taxes payable	37,058	34,623
Total current liabilities	1,222,889	1,210,674

Long-term debt	152,241	152,574
Deferred tax liabilities	47,267	42,179
Pension, postretirement and other employee benefits	135,247	166,362
Asbestos-related liability	290,152	307,619
Other long-term liabilities	168,047	160,785
Commitments and contingencies
TOTAL LIABILITIES	2,015,843	2,040,193

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	7,149	4,935
TOTAL TEMPORARY EQUITY	7,149	4,935

Equity:
Registered shares	335,717	334,052
Paid-in capital	676,719	659,739
Retained earnings	623,868	537,588
Accumulated other comprehensive loss	(397,785)	(464,504)
Treasury shares	(259,268)	(99,182)
TOTAL FOSTER WHEELER AG SHAREHOLDERS’ EQUITY	979,251	967,693
Noncontrolling interests	46,388	47,656
TOTAL EQUITY	1,025,639	1,015,349
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$3,048,631	$3,060,477

Foster Wheeler AG and Subsidiaries

Business Segments

(in thousands of dollars)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Global Engineering & Construction Group
Backlog - in future revenues	$2,632,800	$2,906,600	$2,632,800	$2,906,600
New orders booked - in future revenues	664,900	770,800	1,384,700	1,247,100
Operating revenues	892,080	842,461	1,715,823	1,622,145
EBITDA	54,842	85,460	96,510	185,393

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,647,900	1,434,800	1,647,900	1,434,800
New orders booked - in Foster Wheeler Scope	380,800	487,600	762,200	905,800
Operating revenues - in Foster Wheeler Scope	365,332	454,331	724,104	868,214

Global Power Group
Backlog - in future revenues	1,288,600	806,700	1,288,600	806,700
New orders booked - in future revenues	576,000	164,800	719,700	627,000
Operating revenues	291,798	163,035	504,307	328,924
EBITDA	67,735	26,396	94,199	56,279

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,278,700	795,000	1,278,700	795,000
New orders booked - in Foster Wheeler Scope	573,600	162,200	714,900	621,700
Operating revenues - in Foster Wheeler Scope	289,444	160,351	499,486	323,570

Corporate & Finance Group (2)
EBITDA	(24,291)	(21,617)	(45,619)	(40,153)

Consolidated
Backlog - in future revenues	3,921,400	3,713,300	3,921,400	3,713,300
New orders booked - in future revenues	1,240,900	935,600	2,104,400	1,874,100
Operating revenues	1,183,878	1,005,496	2,220,130	1,951,069
EBITDA	98,286	90,239	145,090	201,519

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	2,926,600	2,229,800	2,926,600	2,229,800
New orders booked - in Foster Wheeler Scope	954,400	649,800	1,477,100	1,527,500
Operating revenues - in Foster Wheeler Scope	654,776	614,682	1,223,590	1,191,784

(1)         Foster Wheeler Scope represents the portion of backlog, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)         Includes intersegment eliminations.

Foster Wheeler AG and Subsidiaries

Reconciliations of EBITDA and Foster Wheeler Scope

(in thousands of dollars)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2011	2010	2011	2010	2010
Reconciliation of EBITDA to Net Income*
EBITDA:
Global Engineering & Construction Group	$54,842	$85,460	$96,510	$185,393	$296,240
Global Power Group	67,735	26,396	94,199	56,279	163,825
Corporate & Finance Group	(24,291)	(21,617)	(45,619)	(40,153)	(100,362)
Consolidated EBITDA	98,286	90,239	145,090	201,519	359,703
Less: Interest expense	3,427	4,044	7,306	8,595	15,610
Less: Depreciation/amortization (1)	12,506	11,928	25,177	24,987	54,155
Less: Provision for income taxes	19,044	15,409	26,327	37,019	74,531
Net income*	$63,309	$58,858	$86,280	$130,918	$215,407

Reconciliation of Foster Wheeler Scope Operating Revenues to Operating Revenues

Global Engineering & Construction Group
Foster Wheeler Scope operating revenues	$365,332	$454,331	$724,104	$868,214	$1,685,778
Flow-through revenues	526,748	388,130	991,719	753,931	1,660,272
Operating revenues	892,080	842,461	1,715,823	1,622,145	3,346,050

Global Power Group
Foster Wheeler Scope operating revenues	289,444	160,351	499,486	323,570	710,827
Flow-through revenues	2,354	2,684	4,821	5,354	10,842
Operating revenues	291,798	163,035	504,307	328,924	721,669

Consolidated
Foster Wheeler Scope operating revenues	654,776	614,682	1,223,590	1,191,784	2,396,605
Flow-through revenues	529,102	390,814	996,540	759,285	1,671,114
Operating revenues	$1,183,878	$1,005,496	$2,220,130	$1,951,069	$4,067,719

(1)         The depreciation / amortization by business segment:

	Quarter Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2011	2010	2011	2010	2010
Global Engineering & Construction Group	$6,308	$6,269	$12,947	$13,601	$30,523
Global Power Group	5,585	5,217	11,015	10,504	21,273
Corporate & Finance Group	613	442	1,215	882	2,359
Total depreciation / amortization	$12,506	$11,928	$25,177	$24,987	$54,155

* Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

EBITDA, Net Income* and Diluted Earnings Per Share Reconciliation

(in thousands of dollars, except per share amounts)

(unaudited)

	Quarter Ended June 30,
	2011			2010
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$100,286	$65,309	$0.53	$92,583	$61,202	$0.48

Adjustments:
Net asbestos-related provision	(2,000)	(2,000)	(0.01)	(2,344)	(2,344)	(0.02)

As reported	$98,286	$63,309	$0.52	$90,239	$58,858	$0.46

	Six Months Ended June 30,
	2011			2010
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$147,490	$88,680	$0.71	$203,116	$132,515	$1.03

Adjustments:
Net asbestos-related provision	(2,400)	(2,400)	(0.01)	(1,597)	(1,597)	(0.01)

As reported	$145,090	$86,280	$0.70	$201,519	$130,918	$1.02

	Twelve Months Ended
	December 31, 2010
			Diluted Earnings
	EBITDA	Net Income*	Per Share
As adjusted	$365,113	$220,817	$1.74

Adjustments:
Net asbestos-related provision	(5,410)	(5,410)	(0.04)

As reported	$359,703	$215,407	$1.70

*Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

Average Calculations

(in thousands of dollars)

(unaudited)

	2010 Full Year Amount	2010 Quarterly Average Amount *	Six Months Ended June 30, 2011	2011 Quarterly Average Amount **

Consolidated
Net income ***	$215,407	$53,852	$86,280	$43,140
Adjusted net income ***	220,817	55,204	88,680	44,340
Consolidated EBITDA	359,703	89,926	145,090	72,545
Consolidated EBITDA, as adjusted	365,113	91,278	147,490	73,745

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$1,939,100	$484,775	$762,200	$381,100
Operating revenues - in Foster Wheeler Scope	1,685,778	421,445	724,104	362,052
Segment EBITDA	296,240	74,060	96,510	48,255
EBITDA margin	17.6%	17.6%	13.3%	13.3%

Global Power Group
New orders booked - in Foster Wheeler Scope	$1,192,900	$298,225	$714,900	$357,450
Operating revenues - in Foster Wheeler Scope	710,827	177,707	499,486	249,743
Segment EBITDA	163,825	40,956	94,199	47,100
EBITDA margin	23.0%	23.0%	18.9%	18.9%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.

** To calculate the quarterly average dollar amounts, the company divided reported six-months figures by two.

*** Net income attributable to Foster Wheeler AG.